EXHIBIT 10.28
WINLAND ELECTRONICS, INC.
COMPENSATION ARRANGEMENTS FOR DIRECTORS
IN EFFECT FOR 2006
The 2006 compensation for the directors of Winland Electronics, Inc. who are not employees of Winland is as follows:
     Fees.
     A. On October 19, 2005, at the recommendation of the Compensation Committee, the Board of Directors set the fees, effective as of January 1, 2006 as follows:
•	$1,200 monthly retainer for Board members

•	$1,200 for each Board meeting attended

•	$1,200 for each Audit Committee meeting attended, with the Audit Committee Chairman receiving an additional $1,200 for each meeting attended

•	$800 for each Compensation Committee or Nominating/Governance meeting attended, with the Committee Chairmen receiving an additional $750 for each meeting attended

•	$22,000 annual retainer for Board Chairman
     B. On February 16, 2006, the Board of Directors authorized the following additional fee:
•	$1,000 monthly fee to James Reissner as Lead Director of Growth Strategy
     Equity. Pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”), each non-employee director receives an automatic ten-year nonqualified option to purchase 5,500 shares of Common Stock upon (i) the date of initial election and (ii) the date of re-election or the date of a meeting of shareholders at which directors are elected and such director’s term of office continues after such meeting. No director shall receive more than one option pursuant to the formula plan in any one fiscal year. All options granted pursuant to these provisions are granted at a per share exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, and they are immediately exercisable. In addition, non-employee directors are eligible for discretionary grants of options, restricted stock, stock appreciation rights, performance shares and performance units under the 2005 Plan.